Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-168549) of Higher One Holdings, Inc. of our report dated March 5, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments described in Note 17, as to which the date is February 3, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated February 3, 2016.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

February 3, 2016